Exhibit 99.1

NEWS RELEASE

Contacts:
Bobbi J. Roberts Vice President, Investor Relations Saxon Capital, Inc. 804.967.7879 InvestorRelations@saxonmtg.com

   For Immediate Release

Saxon Capital, Inc. Announces Shareholder Approval of Proposed REIT Conversion

GLEN ALLEN, VA. (September 13, 2004) - Saxon Capital, Inc. ("Saxon") (NASDAQ: SAXN), a residential mortgage lending and servicing company, today announced that at its 2004 Annual Shareholders Meeting, held September 13, 2004, its shareholders approved the merger agreement providing for Saxon's conversion to a real estate investment trust ("REIT"). As a result, Saxon expects to proceed with its plans for completion of the REIT conversion transaction, subject to satisfaction of the remaining closing conditions.

As a result of the shareholders' action at the Annual Meeting approving the merger agreement, all of Saxon's outstanding unvested stock options and restricted stock units have fully vested and are immediately exercisable for shares of Saxon's common stock.

At the Annual Meeting, the shareholders also re-elected Edward G. Harshfield and Michael L. Sawyer to one-year terms as directors of the Company, and approved Saxon's 2004 Employee Stock Purchase Plan. Saxon's 2004 Incentive Compensation Plan was not approved by shareholders at the Annual Meeting.

Following the Annual Meeting, Saxon's Board of Directors determined the cash component of the merger consideration to be paid to each shareholder of Saxon upon consummation of the REIT conversion. The Board of Directors determined that, in addition to one share of common stock of Saxon REIT, Inc. being exchanged for each outstanding share of Saxon common stock, the cash component of the merger consideration would be $4.00 per share.

About Saxon

Saxon is a residential mortgage lender and servicer that originates, purchases, securitizes and services real property secured mortgages. Saxon is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon's production subsidiaries, Saxon Mortgage, Inc., and America's MoneyLine, Inc. originate and purchase loans through wholesale, correspondent, and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of approximately 4,000 brokers, 400 correspondents, and 25 retail branches. As of June 30, 2004, Saxon's servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $11.4 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release reflecting our future, plans and strategies, are "forward-looking statements" that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect our future plans. Saxon's actual results and the timing and occurrence of expected events could differ materially from our plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon's ability to successfully implement its growth strategy, (iii) Saxon's ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon's loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon's servicing platform and technological capabilities, (viii) Saxon's ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon's ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon's industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of September 13, 2004. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.